Exhibit 3.1
AMENDED AND RESTATED BYLAWS
OF
UNIVERSAL CORPORATION
******
ARTICLE I
Shareholders
Section 1. Shareholders shall be those persons in whose names shares of the Company are registered in its share transfer records, and a listing of the names drawn from such records as of a record date shall serve as conclusive evidence as to those shareholders eligible to vote their shares at any meeting of the shareholders.
Section 2. Certificates evidencing shares of the Company shall only be issued for one or more full shares. Transfers of stock shall be made on the books of the Company only by the Shareholders of such stock, or by attorney lawfully constituted in writing, and, in the case of stock represented by a certificate, upon surrender of the certificate.
Section 3. The share transfer records of the Company shall not be closed following the declaration of a dividend on either the preferred or common shares. A record date shall be established in the resolution declaring such dividend or dividends and the transfer agent shall prepare a listing of the names of all the shareholders entitled to such dividend without actually closing the share transfer records for the transfer of shares.
Section 4. Shares of the Company’s stock may be certificated or uncertificated, as provided under Virginia law. All certificates of stock of the Company shall be numbered and shall be entered in the books of the Company as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman of the Board, the President, or a Vice President of the Company and by its Secretary, or by any two officers duly authorized to perform this function by the Board of Directors. Any or all of the signatures on the certificate may be a facsimile.
Section 5. The annual meeting of the shareholders of the Company shall be held at its principal office located in Richmond, Virginia, or at such other place within or without the Commonwealth of Virginia as may from time to time be designated by the Board of Directors, on the second Tuesday in August of each year, or on such other day as shall be fixed by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may properly come before the meeting. In order for business to be properly brought before an annual meeting of shareholders, it must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder.
In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the Company, not less than 120 days nor more than 150 days prior to the anniversary of the date of the Company’s immediately preceding annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a shareholder’s notice as described above.
A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the meeting with respect to such business, and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the

Company’s share transfer records, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and such beneficial owner, (iv) any material interest of the shareholder and such beneficial owner in such business, (v) a description (including the names of any counterparties) of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the proposal is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the proposal is made with respect to, shares of stock of the Company, (vi) a description (including the names of any counterparties) of any agreement, arrangement, or understanding with respect to such business between or among the shareholder or any other person on whose behalf the proposal is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing, (vii) a representation regarding whether the shareholder or the beneficial owner or any of their respective affiliates or associates or others acting in concert therewith intends, or is part of a group which intends to deliver a proxy statement and/or form of proxy to any holders of the Company’s outstanding capital stock with respect to such proposal, (viii) any other information relating to such shareholder and beneficial owner or their respective affiliates or associates or others acting in concert therewith that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitation of proxies for the proposal pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations promulgated thereunder, and (ix) a representation that the shareholder will notify the Company in writing of any changes to the information provided pursuant to clauses (iii), (v) and (vi) above that are in effect as of the record date for the relevant meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except business brought in accordance with the procedures set forth in this Article I, Section 5 and Article II, Section 1, as applicable. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that an item of business was not properly brought before the meeting in accordance with the provisions of this Article I, Section 5 or Article II, Section 1, as applicable, and shall not be transacted.
Notwithstanding the foregoing provisions of this Section 5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 5.
Section 6. At the call of the Chairman of the Board, the President, or by order of the Board of Directors, a special meeting of the shareholders of the Company may be held at such time and place as shall be designated in the notice of the meeting.
Section 7. Written notice of an annual or special meeting of the shareholders shall be mailed to each shareholder of record entitled to vote under the provisions of the Articles of Incorporation of the Company as now in existence or as may be subsequently amended, at the address as it appears on the share transfer records of the Company, not less than ten nor more than sixty days before the meeting date, except as may otherwise be required by law. Notice of a special meeting shall state the purpose or purposes for which the meeting is called. Notice of any meeting of shareholders may be waived in writing or by attendance at the meeting in person or by proxy.
Section 8. At all meetings of the shareholders, a majority of the shares entitled to vote at the record date for such meeting, represented in person or by proxy, shall constitute a quorum, provided that when a specified item of business is required to be voted on by one or more classes of shares, voting as a class, the holders of a majority of the shares of each such class shall constitute a quorum for the transaction of such specified item of business. If no quorum shall be present, the meeting may, without further notice, be adjourned from time to time until a quorum shall be present. At all meetings of the shareholders, a shareholder may vote by proxy executed in writing (or in such manner prescribed by the Virginia Stock Corporation Act) by the shareholder, or by the shareholder’s duly authorized attorney-in-fact. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.
Section 9. The Chairman of the Board shall preside at all meetings of the shareholders and, in his absence, the President shall preside. All meetings of the shareholders shall be attended by the Secretary of the Company, and he shall, ex officio, be the Secretary of such meetings. In his absence, a Secretary pro tempore may be appointed.
ARTICLE II
Board of Directors
Section 1. Only persons who are nominated in accordance with (i) the procedures set forth in this Article II, Section 1, or (ii) the requirements of Regulation 14A under the Exchange Act including, without limitation, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the U.S. Securities and Exchange Commission (“SEC”) including any SEC Staff interpretations relating thereto), shall be eligible to serve as Directors. Nominations of persons for election to the Board of Directors of the Company may be made at an annual meeting of the shareholders (a) by or at the direction of the Board of Directors, or (b) by any shareholder of the Company who is a shareholder of record at the time of giving notice provided for in this Article II, Section 1, who shall be entitled to vote for the election of Directors at the meeting and who complies with the notice procedures set forth in this Article II, Section 1. The number of nominees a shareholder may nominate at an annual meeting of shareholders (or in the case of a shareholder giving notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at an annual meeting of shareholders on behalf of such beneficial owners) shall not exceed the number of Directors to be elected at such meeting, and for the avoidance of doubt, no shareholder shall be entitled to make additional or substitute nominations following the expiration of the time periods set forth in this Article II, Section 1.
Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal office of the Company not less than 120 days nor more than 150 days prior to the anniversary of the date of the Company’s immediately preceding annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for the giving of a shareholder’s notice as described above.
Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in the solicitation of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) the name and address, as they appear on the Company’s share transfer records, of the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (c) the class and number of shares of the Company which are beneficially owned by such shareholder and such beneficial owner, (d) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (e) a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (f) a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company, (g) a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing, (h) a representation regarding whether the shareholder or the beneficial owner or any of their respective affiliates or associates or others acting in concert therewith intends, or is part of a group which intends, to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange, and if so, naming the participants (as defined in Item 4 of Schedule 14A under the Exchange Act) in any such proxy solicitation, (i) any other information relating to such shareholder and beneficial owner or their respective affiliates or associates or others acting in concert therewith that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (j) a representation that the shareholder will notify the Company in writing of any changes to the information provided pursuant to clauses (c), (f) and (g) above that are in effect as of the record date for the relevant meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Company under applicable law, the Articles of Incorporation or these Bylaws, or the independence of such proposed nominee. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Article II, Section 1, or Rule 14a-19 under the Exchange Act, as applicable. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Article II, Section 1, or Rule 14a-19, as applicable, and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Article II, Section 1, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article II, Section 1.
In addition to the requirements set forth in this Article II, Section 1, unless otherwise required by law, no shareholder shall solicit proxies in support of director nominees other than the Company’s nominees unless such shareholder has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies in all respects, including but not limited to the minimum solicitation and notice requirements. If any shareholder (a) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (b) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Company shall disregard any proxies or votes solicited for the shareholder’s candidates. Upon request by the Company, if any shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such shareholder shall deliver to the Company, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) and 14a-19(b).
Section 2. The Board of Directors shall hold its meetings at such times and at such places within or without the Commonwealth of Virginia as it may from time to time designate, or if the Board has fixed no place, then at the principal office of the Company located in the City of Richmond, Virginia. A meeting may be called at any time by the Chairman, the President or by any three Directors. Meetings of the Board of Directors shall be held at least quarterly.
Section 3. Immediately following the annual meeting of the shareholders at which the Directors are elected, an organizational meeting of the Board of Directors shall be held for the purpose of electing the officers of the Company and for the transaction of any other business which may be brought before it relating to the management of the business and affairs of the Company. No notice other than this Bylaw provision shall be required for the holding of this organizational meeting and for the transaction of business at such meeting or any adjournment thereof.
Regular meetings of the Board of Directors may be held at such designated times and places as may be determined by the Board of Directors, and the notices of such regular meetings shall be in such form as may be prescribed by the Board of Directors.
Notice of the time and place of special meetings of the Board of Directors shall be given to each Director by the Secretary of the Company or in his absence or inability to act, by the President, or by the Treasurer or by such other officer as may be designated by the Executive Committee, orally or in writing, in person or by mail, private courier, telephone, telegraph, teletype, or other similar form of wire or wireless communication.
Notice of any meeting, regular or special, shall be deemed to have been duly given if delivered in whatever form and in sufficient time to permit the Director to whom the notice is given and received to attend the meeting using the ordinary and usual means of transportation normally available to the Director.
If upon the request of any three Directors, the Secretary or other designated officer of the Company shall fail or refuse to call a meeting of the Board of Directors, then the call may be given provided it is in writing and signed by the three Directors requesting the meeting. Such notice, when so given to each other member of the Board of Directors, shall be deemed to be proper notice of the meeting.
Section 4. A majority of the number of Directors fixed by the Bylaws shall constitute a quorum, but if upon a call for a meeting, there shall not be a quorum present, the Directors present may adjourn the meeting from time to time until a quorum is present. All questions coming before the Board of Directors shall be determined by the majority vote of the Directors present.
ARTICLE III
Committees
Section 1. The Board of Directors may designate three or more of their number, of whom the Chief Executive Officer shall ex officio be a member, to constitute an Executive Committee, which shall have and exercise all the powers of the Board that may be lawfully delegated, including the power to authorize the seal of the Company to be affixed to such documents as may require it. The acts and records of the Executive Committee shall at all times be subject to the supervision and control of the Board of Directors when in session. A majority of the number of members of the Executive Committee shall constitute a quorum, and all questions coming before the Executive Committee shall be determined by the majority vote of the members of the Committee.
Section 2. The Board of Directors shall elect from their number a Finance and Pension Investment Committee that shall have such membership requirements, duties and responsibilities as set forth in the Finance and Pension Investment Committee Charter adopted by the Board of Directors. This authority shall not cause the Finance and Pension Investment Committee to assume the role of “plan administrator”, “trustee”, or “custodian” for any employee benefit plan.
Section 3. The Board of Directors shall elect from their number an Audit Committee that shall have such membership requirements, duties and responsibilities as set forth in the Audit Committee Charter adopted by the Board of Directors.
Section 4. The Board of Directors shall elect from their number a Compensation and Human Resources Committee that shall have such membership requirements, duties and responsibilities as set forth in the Compensation and Human Resources Committee Charter adopted by the Board of Directors.
Section 5. The Board of Directors shall elect from their number a Nominating, Governance and Risk Committee that shall have such membership requirements, duties and responsibilities as set forth in the Nominating, Governance and Risk Committee Charter adopted by the Board of Directors.

Section 6. The Board of Directors may establish and charge with appropriate duties such other committees as it may deem necessary or desirable.
ARTICLE IV
Officers
Section 1. The Board of Directors, at the organizational meeting following the annual meeting of the shareholders, shall elect the Chief Executive Officer, such officers as may be required by law, and such other officers as they may deem proper. From time to time and as necessary, additional officers may be elected by the Board of Directors.
Section 2. The term of office of all officers shall be one year and until their respective successors are elected. Any officer may be removed from office by the Board of Directors at any time and with or without cause, unless otherwise stated by agreement in writing duly authorized by the Board of Directors. The officers of the Company shall have such duties as generally pertain to their respective offices, as well as such powers and duties as from time to time shall be conferred upon them by the Board of Directors.
Section 3. In case of the absence or inability to act or disqualification of any officer, his duties shall be discharged by his associate or assistant officer, and if there be none and no other provision has been made therefor, the Board of Directors shall delegate his powers and duties to another officer or shall appoint some other person to act in his stead.
ARTICLE V
Emergency Provisions
Section 1. The provisions of this Article shall be effective only in the event of and during the period of an emergency. An emergency exists for purposes of this Article if a quorum of the Board of Directors cannot be readily assembled because of some catastrophic event.
Section 2. The officers and employees of the Company shall continue to conduct the affairs of the Company under such guidance from the Directors as may be available, except as to matters which by statute, notwithstanding the existence of the emergency, require approval of the Board of Directors and subject to conformance with any governmental directive during the emergency.
Section 3. Any senior officer or Director may call a meeting of the Board of Directors, and those who are present at the meeting shall constitute a quorum of the Board for the full conduct and management of the business and affairs of the Company. Notice of the meeting given to those Directors to whom it may readily be given under the existing circumstances shall be sufficient and may be given by such means as it is feasible at the time, including by publication or by radio.
Section 4. In the absence, disability or refusal to act of any officer, the Board of Directors may delegate such officer’s powers to any other officer, or to any Director for the time being.
ARTICLE VI
Checks and Notes
Section 1. All checks given by the Company in the course of its business shall be signed in such manner as prescribed from time to time by the Finance and Pension Investment Committee.
Section 2. All notes and bonds given by the Company in the course of its business shall be signed by any one of the Treasurer, Secretary, an Assistant Treasurer, or an Assistant Secretary, jointly together with any one of the Chairman, Vice Chairman, President, a Vice President, or by such other persons and in such manner as may be prescribed from time to time by the Finance and Pension Investment Committee of the Board of Directors.
ARTICLE VII

Corporate Seal
The corporate seal of the Company shall consist of two concentric circles, around the inner edge of which shall be engraved the words “UNIVERSAL CORPORATION, RICHMOND, VA.” and across the center thereof the word “SEAL” and the figures “1918.”
ARTICLE VIII
Use of Masculine
Whenever a masculine term is used in these Bylaws, it shall be deemed to include the feminine.
ARTICLE IX
Dividends
The Board of Directors may, subject to the provisions of the Articles of Incorporation of the Company, annually, semi-annually, quarterly or monthly, declare dividends as it may deem prudent.
ARTICLE X
Amendments
These Bylaws may be altered, amended or repealed by vote of the majority of the whole number of Directors at any meeting of the Board of Directors, or by the shareholders at any annual meeting of the shareholders of the Company, or at any special meeting when due notice of such proposed amendment has been given, subject to the provisions of the Articles of Incorporation of the Company.

Amended and Restated April 17, 2025